Exhibit 99.1

For Immediate Release: September 24, 2010

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

GC NET LEASE REIT, INC. ACQUIRES a 36,000 sq. ft. OFFICE BUILDING

in Los Angeles, California

Los Angeles, CA – Griffin Capital Corporation announced today the acquisition of the ITT Educational Services, Inc. (“ITT”) property, located within the Los Angeles metropolitan area, by The GC Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust sponsored by Griffin Capital Corporation. The REIT is focused on acquiring and managing “mission-critical,” single-tenant, office and industrial properties net-leased to creditworthy corporate tenants.

The single-story, 35,785 square foot office building is situated at the northern end of the San Fernando Valley in the City of Los Angeles, neighborhood of Sylmar. The building was originally constructed in 1996 as a build-to-suit for ITT by a joint venture between Phelan Development and Panattoni Development. In the last year, the building was fully renovated and expanded by 5,785 square feet to create additional classroom/lab space and common area amenities. The 3.51 acre site provides for a parking ratio of 8.6 spaces per 1,000 square feet of office area, which is not easily replicated in the County of Los Angeles.

ITT has leased and occupied the premises since completion and, in conjunction with the refurbishment of the building, renewed its lease for an additional six years beginning in August 2010. ITT is publicly-traded (NYSE: ESI) and is one of the leading private, for-profit college systems in the U.S. with almost 85,000 enrolled students. Headquartered in Carmel, Indiana, the company operates over 121 educational campuses and four learning centers across 37 states. Established in 1969, ITT boasts annual revenues totaling over $1.3 billion and annual net income after taxes of over $300 million.

“Given this property is ITT’s only facility within the City of Los Angeles, serves a San Fernando Valley population of nearly 2 million residents, and provides a virtually irreplaceable parking ratio, it is vital to the tenant’s ongoing business operations in the Los Angeles metropolitan area,” stated Kevin Shields, President of the REIT and CEO of Griffin Capital. “The lease term extends 11 years, including a fixed rate extension option, and the triple-net lease structure provides the REIT a stable cash flow with a measure of inflation protection,” Shields added.

“Our acquisition capitalization rate of 9.76% offers the REIT and its investors a very competitive risk-adjusted return, especially for a property located in the highly liquid and dynamic Los Angeles marketplace. Further, with the utilization of our Key Bank Credit Facility, we are able to expand the REIT’s coverage of its dividend with MFFO,” noted Michael Escalante, Griffin Capital’s Chief Investment Officer.

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes five office and industrial distribution properties totaling approximately 1.8 million rentable square feet. The REIT’s sponsor, Griffin Capital Corporation, is a privately-owned real estate investment and management company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

GRIFFIN CAPITAL | Guardian of Wealth